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                                                      EXHIBIT 5.1




                 [THE TORO COMPANY LETTERHEAD]


                        November 6, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

          I am Vice President, Secretary and General Counsel for The Toro Company, a Delaware corporation (the "Company"). Pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, EMCI Acquisition Corp., a Nebraska corporation and wholly owned subsidiary of the Company ("Merger Subsidiary"), and Exmark Manufacturing Company Incorporated, a Nebraska corporation ("Exmark"), Merger Subsidiary will be merged with and into Exmark (the "Merger"). In connection with the Merger, the Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance of up to 1,646,600 shares of common stock of the Company, par value $1.00 per share (the "Common Stock").

          In connection with the rendering of this opinion, I, or members of my staff, have examined originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents, certificates, agreements and records as I have deemed necessary or appropriate under the circumstances for the purpose of rendering this opinion. In all such examinations, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials.

          Based on the foregoing, I am of the opinion that the shares of Common Stock to be issued in connection with the Merger, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

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          My opinion expressed above is limited to the laws of the
State of Minnesota and the Delaware General Corporation Law.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                       Very truly yours,


                                       /s/ J. Lawrence McIntyre

                                       J. Lawrence McIntyre
                                       Vice President, Secretary &
                                          General Counsel